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    STEC, INC.

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On June 10, 2013, sTec, Inc. issued the following press release regarding its public letter to shareholders from Kevin C. Daly, Ph.D., Chairman of sTec’s Board of Directors:

sTec Highlights Significant Progress on Implementation of Growth Strategy in

Letter to Shareholders

Commences Mailing of Definitive Proxy Statement for July 12

Annual Meeting of Shareholders

SANTA ANA, Calif., June 10, 2013 – sTec, Inc. (NASDAQ: sTec) a leading global provider of solid-state storage solutions, today began mailing its definitive proxy statement for the company’s Annual Meeting of Shareholders scheduled for July 12, 2013. In addition, Kevin C. Daly, Ph.D., Chairman of sTec’s Board of Directors, sent a letter to all shareholders highlighting the progress that has been made in executing the company’s growth strategy, which is designed to generate more than $200 million in revenue in 2014.

“I am proud of the progress we have made thus far and appreciate the dedication and hard work of our employees and management team that has made it possible,” said Dr. Daly. “We fully anticipate that the next few years will be critical for sTec as we move to reposition the company in a rapidly evolving industry and expand our footprint, both geographically and within our target customer base. We believe the Board’s nominees are best equipped to position sTec to emerge as a much stronger company with a more robust set of product offerings for those customers.”

Text of letter from Dr. Daly to sTec shareholders:

June 10, 2013

Dear Fellow sTec Shareholders,

As many of you know, we at sTec have undertaken a multi-faceted approach to better compete, as well as to grow and strengthen key aspects of our company. In support of this, your company has made significant progress in executing sTec’s recently announced rebranding and repositioning strategy designed to better align sTec with the changing dynamics of our industry. Critical to this change has been the broadening of our channels to market by adding direct enterprise sales and marketing to our existing OEM business. We are doing this not only to provide sTec with a healthy balance of channels to market, but because significant aspects of the storage industry’s growth are occurring outside of the traditional OEM channels.

We are beginning to see significant traction from our new go-to-market strategy and are successfully diversifying our customer base to include enterprise end customers, a segment we believe is key to our growth objectives and long-term success.

We believe that the successful execution of this carefully crafted strategy, with specifically delineated milestones over the course of the next few years, will deliver long-term value to all sTec shareholders.

Massive Data Growth is Stressing Current IT Architectures

The global market’s continuous creation of and insatiable appetite for data, coupled with the ever-growing needs to access, store, and analyze more efficiently, is stretching the limits of existing IT infrastructures. Even with significant increases in IT spending and enhanced access to centralized hyperscale data centers, managing these massive data volumes is becoming increasingly problematic and complex. As a result, alternative storage solutions that take better advantage of cloud-based resources are being sought by many existing and prospective customers, both small and large; importantly, solid-state storage – sTec’s core expertise – is a critical element of these new architectures. We believe the successful execution of our strategy will further align sTec with these trends and allow us to capitalize on that growth.

Diversifying our Customer Base

As we continue to implement our plan, we believe that the technical and customer initiatives that we are undertaking now will establish a solid foundation for sTec’s future. Our goal is to achieve a sales mix with approximately half of our revenue derived from new, non-OEM customers, including global channel partners and direct enterprise customers, and the other half coming from OEM customers. This is consistent with the sales mix estimates of International Data Corporation (IDC) for the overall enterprise storage industry by 2016.

Delivering on this Significant Market Opportunity

To put the potential of our market opportunity into perspective for you, IDC expects that by 2017 enterprise solid-state drive (SSD) revenue will reach $7.2 billion, up 187% percent from 2012. Given sTec’s strong intellectual property portfolio and technology, the process discipline that we have gained from our historical OEM business, and our rebranding and repositioning strategy, we believe we can capture at least a 5% share of this enterprise SSD market.

The enterprise solid-state storage market, which sTec essentially invented about a decade ago, is evolving at a break-neck pace and the opportunities for us to further expand our presence in this market have never been more promising than they are today. To maximize this opportunity, it is essential that we continue to expand our enterprise sales and marketing teams. Recruiting highly accomplished personnel with expertise in systems and applications will position us to best sell to and serve our expanding customer base. Our recruitment efforts to date are already yielding results, and we are engaged with a more diverse range of customers than ever before — some of which already are representing sizable opportunities.

Furthermore, the diversification of our customer base will reduce our historical dependence on a handful of OEM customers. We believe that broadening our customer base will provide us with greater opportunities at a time when the OEM customers’ competitive landscape is changing as well.

Success of Transition Requires Timely Execution, Coherent Implementation, and Consistent Focus among sTec’s Management and Directors

In the midst of all of this change, we were notified by two dissident shareholders, acting in concert, together of their intent to nominate directors in opposition to those put forth by your current Board – the very Board that is actively moving this company in the right direction. We should not allow the company’s progress to be derailed by these dissidents, Balch Hill and Potomac Capital. As always, your Board and management team maintain an open dialog with all shareholders. In that regard, over the past few months, sTec’s Board has met a number of times with and been willing to consider any value-creating proposals made by these investors. Of course, in order to have a productive open dialog between insiders and non-insiders, certain protective parameters must be put in place, and we proffered standard arrangements to facilitate such an open interaction. Unfortunately, we have consistently been disappointed by the dissidents’ breaches of confidentiality and repeated refusals to sign a limited non-disclosure agreement. By choosing to prioritize their own desire to maximize trading flexibility over the ability to conduct meaningful due diligence on our company and more fully understand our business through open and informed discussion with our management, they have both underscored their own self-interest and revealed their short-term investment horizon.

It has also become apparent that the dissidents’ proposed path of having sTec focus solely on OEMs is highly risky and reflects their fundamental lack of understanding of the enterprise SSD market in general and our business in particular. The competition for SSD sales to system OEMs has become fierce, the qualification windows are long, margins have become compressed, and the key determinant of success is cost. To be clear, we fully intend to maintain and expand our OEM relationships going forward. However, we believe the growth behind our business is and will continue to be driven by our non-OEM customers. With these customers, our core strengths of being able to design solutions tailored to their applications and optimize flash within their systems will allow us to sell with a value-added approach, and not solely based on providing the lowest component cost.

Gaining Early Traction with New Enterprise Customers

We have seen early signs of validation of this strategy with customers in our targeted vertical markets. A major national telecom provider, for example, was looking to expand its private cloud service business and we helped that customer incorporate our SSDs to allow it to process greater volumes of data more efficiently and save millions of dollars compared with purchasing traditional storage systems directly from OEMs. This telecom provider was a customer representing greater than 10% of our revenue in the second half of last year, buying over $11 million worth of SSDs as part of its initial build-out. We expect it to be a meaningful customer again this year, in line with the planned expansion of its network. It is important to understand that situations like this are much more prevalent today than ever before; major enterprise customers across all our targeted vertical markets are contemplating large-scale SSD-based system deployments to upgrade their architectures and minimize data processing bottlenecks.

The opportunity is growing to provide end customers with more sophisticated, tailored, cost-effective storage solutions, which typically cannot be provided by traditional OEMs or storage component providers. And we are focused on capitalizing on this trend.

As explained above, our strategy is one designed to maximize long-term value creation and not to appease a single shareholder group’s short-term objectives. Thus, it appears we may be fundamentally at odds with the dissidents as to the right goal for sTec in general, before we even get to the best way to achieve that goal.

Nevertheless, we are proponents of giving shareholders with a significant stake in sTec a voice on the Board. Accordingly, as you may be aware, sTec’s Board previously offered to add two of the dissident director nominees with engineering backgrounds to our existing Board. That is more than a reasonable representation given their combined approximate 9.8% ownership position in the company. This offer was declined by the dissident shareholders and they have instead opted to proceed with an expensive and disruptive proxy contest by nominating three directors. The Board believes its offer was more than equitable, and that their demand for three of eight Board seats for holders aggregating less than 10% of the company’s shares is overreaching and goes beyond what is appropriate under the circumstances.

Strengthening our Board — New Director Nominee Alan E. Baratz, Ph.D.

Given the significant ongoing changes in our industry, we believe continuity of leadership is of paramount importance at this time. Our Board and key senior management team are critical to implementing our plan and to retaining our world-class engineering talent. To further diversify and bolster the expertise of our Board of Directors, sTec is proposing to increase the size of the Board to eight and has nominated Alan E. Baratz, Ph.D., as a new director. Dr. Baratz has a deep background in the storage industry, information technology and enterprise software, and has served in various senior management positions at Cisco Systems, Sun Microsystems and Neopath Networks, a storage technology startup that was subsequently acquired by Cisco Systems. He holds a Master’s degree and a Ph.D. in computer science from the Massachusetts Institute of Technology (MIT). We believe Dr. Baratz will be very valuable to us during this time, given the scope and depth of his experience in our industry, as well as his familiarity with our key customers – both current and prospective.

We are asking for your support at our July 12 Annual Meeting of Shareholders, and urge shareholders to vote for all eight nominees recommended by sTec’s Board. We do not endorse the election of any of Balch Hill-Potomac’s nominees.

All that we have done and continue to do is designed to position the company for the future and provide meaningful and sustainable value enhancement to all of our shareholders, not just the dissidents and their short-term interests. We believe our management team has created strong momentum and we look forward to continuing a dialogue with all shareholders as we report on our progress in the months and quarters ahead.

Your vote is very important in this election, and we urge you to vote today FOR sTec’s nominees by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

On behalf of the sTec Board of Directors,

Kevin C. Daly, Ph.D., Chairman

About sTec, Inc.

sTec, Inc. is a leading global provider of enterprise-class, solid-state storage solutions designed for the ever-growing performance, reliability and endurance requirements of today’s advanced data centers. The industry’s first company to deploy solid-state drives (SSDs) into large-scale enterprise environments, sTec offers the industry’s widest range of solid-state storage solutions, which protect critical information for major business and government organizations worldwide. Headquartered in Santa Ana, California, sTec also serves the embedded and military/aerospace markets with SSDs for industrial and rugged environments. For more information, visit www.stec-inc.com.

sTec and the sTec logo are either registered trademarks or trademarks of sTec, Inc. in the United States and certain other countries. All other trademarks or brand names referred to herein are the property of their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning or related to management’s business and market strategy plan for 2013 and beyond; 2013 revenue expectations from a major national telecom provider; revenue expectations for 2014; sales mix by 2016; anticipated enterprise SSD market share in 2017; the future financial performance and outlook of the company; results of our new rebranding and repositioning strategy; contributions of management and the company’s directors; changing dynamics of the enterprise storage and server markets; the broadening of channels to market by adding direct enterprise sales and marketing to the company’s existing OEM business; the qualification and sale of the company’s products and solutions into new, non-OEM customers, including global channel partners and direct enterprise customers, along with OEM customers; diversifying the company’s customer base and changing customer sales mix; the capabilities, performance, cost advantages, and benefits of the company’s products and solutions, and developing technologies and product offerings; and matters to be presented at sTec’s 2013 Annual Meeting of Shareholders. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Although sTec believes that the forward-looking statements contained in this release are reasonable, it can give no assurance that its expectations will be fulfilled. Additional important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed in filings with the Securities and Exchange Commission made from time to time by sTec, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Special attention is directed to the portions of those documents entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The information contained in this press release is a statement of sTec’s present intention, belief or expectation. sTec may change its intention, belief, or expectation, at any time and without notice, based upon any changes in such factors, in sTec’s assumptions or otherwise. Except as required by law, sTec undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof, or to reflect the occurrence of unanticipated events.

Vote the WHITE Proxy Card to Support all eight nominees recommended by sTec’s Board

If you have any questions on how to vote your shares, please call or email our proxy solicitor:

MACKENZIE PARTNERS, INC.

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

or email: proxy@mackenziepartners.com

Additional Information and Where to Find It

sTec has filed with the Securities and Exchange Commission (“SEC”), and has mailed to sTec’s shareholders, a proxy statement (the “Proxy Statement”) in connection with its 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”). sTec’s shareholders are urged to read the Proxy Statement and other documents filed with the SEC because they contain important information. A copy of the Proxy Statement and other relevant documents are available on the SEC’s website at http://www.sec.gov and a copy may be obtained without charge upon request (by mail or telephone) to sTec, Inc., Attn: Corporate Secretary, 3001 Daimler Street, Santa Ana, California 92705-5812, telephone: (949) 476-1180, or from the “Investor Relations” section of sTec’s website at www.stec-inc.com.

sTec and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the election of directors at the 2013 Annual Meeting. Information regarding sTec’s directors and executive officers, including their ownership of sTec common stock, can be found in the Proxy Statement.

# # #

CONTACTS:

Mitch Gellman

Vice President of Investor Relations

sTec, Inc.

(949) 260-8328

ir@stec-inc.com

Jerry Steach

Director, Public Relations

sTec, Inc.

(415) 222-9996

jsteach@stec-inc.com